Exhibit 99.1
                                  ------------


   Sovran Self Storage Reports Fourth Quarter Results: Revenues Increase 12%;
                        SameStore Growth Remains Strong


     BUFFALO, N.Y.--(BUSINESS WIRE)--Feb. 15, 2006--Sovran Self Storage, Inc. (NYSE:SSS), a self-storage real estate investment trust (REIT), reported operating results for the quarter and year ended December 31, 2005.
     Net income available to common shareholders for the fourth quarter of 2005 was $7.9 million or $.46 per diluted share. Net income available to common shareholders for the same period in 2004 was $6.7 million or $.42 per diluted share. Funds from operations for the quarter were $13.2 million or $.75 per fully diluted common share compared to $11.5 million or $.72 per fully diluted share for the quarter ended December 31, 2004. Improved occupancies and increased rental rates contributed to the Company's performance this quarter.
     For the year ended December 31, 2005, net income available to common shareholders was $30.7 million, or $1.85 per fully diluted common share, as compared to $23.4 million or $1.53 per fully diluted common share in 2004. Funds from operations for the year increased 25% from $40.8 million in 2004 to $50.9 million in 2005. On a fully diluted share basis, funds from operations were reported at $3.01 in 2005, a 13% increase over 2004's $2.66.
     The Company acquired one self storage facility during the quarter at a cost of $3.6 million. During 2005, a total of 14 such properties were acquired at a total cost of $65 million.
     David Rogers, the Company's Chief Financial Officer, commented, "This is the 10th straight quarter that we have achieved same store sales growth in excess of 5%. We are pleased with the opportunities and growth in most of our markets, and look forward to a strong 2006."

     OPERATIONS:

     Total Company net operating income for the fourth quarter grew 10.8% compared with the same quarter in 2004 to $23.5 million. This growth was the result of improved operating performance and the income earned from additional stores acquired in 2005. Overall average occupancy for the quarter was 86.2% and average rent per square foot for the portfolio was $9.82.
     Revenues at the 266 stabilized stores owned (and/or operated) for the entire 4th quarter in both years increased 6.6% over the fourth quarter of 2004, the result of a 3.4% increase in rental rates, a 260 basis point increase in average occupancy and a 12% increase in truck rental and other income.
     Same store operating expenses increased by 10.2%, primarily because of increased property tax expense and a net $170,000 charge due to Hurricane Wilma expenses. 2004's fourth quarter had no charges relating to hurricane damage. Net operating income improved in 2005 by 4.9% on a same store basis over the prior fourth quarter.
     On a year over year basis, the Company achieved 5.7% revenue growth at its 261 same store pool. Property tax expense increased by 3.5% and other operating expenses grew by 4.6%, resulting in a 6.4% increase in net operating income for the full year 2005.
     Strong performance was shown at the Company's stores throughout the Florida, Louisiana, North and South Carolina and Arizona markets, while some of the Pennsylvania, New York, and New England stores experienced slower than expected growth during the quarter.

     ACQUISITIONS:

     The Company acquired one property during the quarter at a total cost of $3.6 million. The store is located in Baton Rouge, Louisiana, and is the 3rd Uncle Bob's facility in that market.
     At December 31, 2005, the Company was in negotiations to acquire 11 properties at a total cost of $33 million.

     CAPITAL TRANSACTIONS:

     In 2004, the Company increased its line of credit capacity from $75 million to $100 million, and provided for another $100 million of availability. Interest rate reductions were negotiated on the Company's $100 million five year note (it now pays 1.2% over LIBOR) and on the line of credit (it now pays 0.9% over LIBOR).
     Both the five year note and the line of credit were extended by one year; the $100 million note now matures in September, 2009, and the line expires in September 2007, with the option to extend to 2008.
     During the quarter, the Company issued 66,000 shares through its dividend reinvestment program, direct stock purchase plan and employee option plan and received a total of $2.8 million in proceeds. Proceeds from these stock issuances were used to acquire the aforementioned properties. In October of 2005, 519,669 shares of common stock were issued in exchange for 677,650 shares of Series C Convertible Preferred Stock. At December 31, 2005, 1.2 million of shares Series C Convertible Preferred Stock are outstanding.
     The Company's Board of Directors authorized the repurchase of up to two million shares of the Company's common stock. To date, the Company has acquired approximately 1.2 million shares pursuant to the program. The Company expects such repurchases to be effected from time to time, in the open markets or in private transactions. The amount and timing of shares to be purchased will be subject to market conditions and will be based on several factors, including compliance with lender covenants and the price of the Company's stock. No assurance can be given as to the specific timing or amount of the share repurchases or as to whether and to what extent the share repurchase will be consummated. The Company did not acquire any shares in the quarter ended December 31, 2005.

     YEAR 2006 EARNINGS GUIDANCE:

     The Company expects conditions in most of its markets to remain stable, and estimates growth in net operating income on a same store basis to be between 4.5% and 5%.
     As previously announced, the Company plans to implement a program that will add 450,000 to 600,000 square feet of rentable space at existing stores and convert up to an additional 250,000 to 300,000 square feet to premium (climate and humidity controlled) spaces over the next two years. The projected cost of these revenue enhancing improvements is estimated at between $32 and $40 million. In addition, the Company expects to accelerate refurbishments and renovations at many of its stores to improve curb appeal and office amenities. It is expected that as much as $15 million will be expended in 2006 on such improvements.
     As opportunities arise, the Company may acquire self-storage facilities with high growth potential for its own portfolio, and may sell certain facilities depending on market conditions. For purposes of issuing 2006 guidance, the Company is forecasting accretive acquisitions of $100 million, opportunistic acquisitions of $20 million and no sales of existing facilities.
     Funding of the acquisitions and the above mentioned revenue enhancing and refurbishing improvements will be provided primarily from borrowings on the Company's line of credit, term note borrowings, issuance of common shares in the Company's Dividend Reinvestment Program and Stock Purchase Programs, and issuance of preferred stock.
     General and administrative costs are expected to increase as the Company adds properties and enters new markets.
     At December 31, 2005, all but $60 million of the Company's debt is either fixed rate, or covered by rate swap contracts that essentially fix the rate. Subsequent borrowings that may occur will be pursuant to the Company's Line of Credit agreement at a floating rate of LIBOR plus 0.9%.
     Management expects funds from operations for 2006 to be between $3.20 and $3.25 per share. Funds from operations for the first quarter of 2006 are projected at between $.73 and $.75 per share.

     FORWARD LOOKING STATEMENTS:

     When used within this news release, the words "intends," "believes," "expects," "anticipates," and similar expressions are intended to identify "forward looking statements" within the meaning of that term in Section 27A of the Securities Exchange Act of 1933, and in Section 21F of the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied by such forward looking statements. Such factors include, but are not limited to, the effect of competition from new self storage facilities, which could cause rents and occupancy rates to decline; the Company's ability to evaluate, finance and integrate acquired businesses into the Company's existing business and operations; the Company's existing indebtedness may mature in an unfavorable credit environment, preventing refinancing or forcing refinancing of the indebtedness on terms that are not as favorable as the existing terms; interest rates may fluctuate, impacting costs associated with the Company's outstanding floating rate debt; the Company's ability to effectively compete in the self-storage industry; the Company's ability to successfully extend its truck leasing program and Dri-guard product roll-out; the Company's reliance on its call center; the Company's cash flow may be insufficient to meet required payments of principal and interest; and tax law changes which may change the taxability of future income.

     CONFERENCE CALL:

     Sovran Self Storage will hold its Fourth Quarter Earnings Release Conference Call at 9:00 a.m. Eastern Standard Time on Thursday, February 16, 2006. Anyone wishing to listen to the call may access the webcast via Sovran's homepage www.sovranss.com. The call will be archived for a period of 90 days after initial airing.
     Sovran Self Storage, Inc. is a self-administered and self-managed equity REIT whose business is acquiring, developing and managing self-storage facilities. The Company owns and/or operates 290 stores under the "Uncle Bob's Self Storage"(R) trade name in 21 states. For more information, please contact David Rogers, CFO or Diane Piegza, VP Corporate Communications at (716) 633-1850 or visit the Company's Web site.



SOVRAN SELF STORAGE, INC.
BALANCE SHEET DATA
(unaudited)

                                           December 31,  December 31,
(dollars in thousands)                         2005          2004
----------------------                     ------------ ------------
Assets
  Investment in storage facilities:
     Land                                  $    162,900 $    148,341
     Building and equipment                     731,080      663,175
                                            ------------ ------------
                                                893,980      811,516
     Less: accumulated depreciation            (130,550)    (109,750)
                                            ------------ ------------
  Investments in storage facilities, net        763,430      701,766
  Cash and cash equivalents                       4,911        3,105
  Accounts receivable                             1,643        1,530
  Receivable from related parties                    75           90
  Notes receivable from joint ventures            2,780        2,593
  Investment in joint ventures                      825        1,113
  Prepaid expenses                                3,075        3,136
  Fair value of interest rate swap
   agreements                                     1,411            -
  Other assets                                    6,226        6,240
                                            ------------ ------------
     Total Assets                          $    784,376 $    719,573
                                            ============ ============

Liabilities
  Line of credit                           $     90,000 $     43,000
  Term notes                                    200,000      200,000
  Accounts payable and accrued liabilities       10,865        9,121
  Deferred revenue                                4,227        3,824
  Fair value of interest rate swap
   agreements                                         -        3,425
  Accrued dividends                              10,801        9,663
  Mortgages payable                              49,144       46,075
                                            ------------ ------------
     Total Liabilities                          365,037      315,108

  Minority interest - Operating
   Partnership                                   11,132       12,007
  Minority interest - Locke Sovran II, LLC       14,122       15,007

Shareholders' Equity
  8.375% Series C Convertible Cumulative
   Preferred Stock                               26,613       53,227
  Common stock                                      187          171
  Additional paid-in capital                    466,839      418,007
  Unearned restricted stock                      (1,838)      (1,774)
  Dividends in excess of net income             (71,995)     (61,751)
  Accumulated other comprehensive income
   (loss)                                         1,454       (3,254)
  Treasury stock at cost                        (27,175)     (27,175)
                                            ------------ ------------
     Total Shareholders' Equity                 394,085      377,451
                                            ------------ ------------

  Total Liabilities and Shareholders'
   Equity                                  $    784,376 $    719,573
                                            ============ ============


CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

                                    October 1, 2005   October 1, 2004
(dollars in thousands, except              to               to
 per share data)                  December 31, 2005  December 31, 2004
                                  ------------------------------------

Revenues:
  Rental income                    $     34,938       $     31,103
  Other operating income                  1,209              1,043
                                   ------------       ------------
     Total operating revenues            36,147             32,146

Expenses:
  Property operations and
   maintenance                            9,534              8,346
  Real estate taxes                       3,112              2,597
  General and administrative              4,017              3,255
  Depreciation and amortization           5,540              5,037
                                      ---------         ----------
     Total operating expenses            22,203             19,235
                                      ---------         ----------

Income from operations                   13,944             12,911

Other income (expense)
  Interest expense                       (5,273)            (4,666)
  Interest income                           159                 79
  Minority interest - Operating
   Partnership                             (245)              (261)
  Minority interest - consolidated
   joint venture                           (109)              (154)
  Equity in income of joint ventures         57                 53
                                      ---------         ----------

Net Income                                8,533              7,962
Preferred stock dividends                  (628)            (1,256)
                                      ---------         ----------
Net income available to common
 shareholders                        $    7,905         $    6,706
                                      =========         ==========

Per common share:
    Earnings per common share -
     basic                           $     0.46         $     0.42
                                     ==========         ==========
    Earnings per common share -
     diluted                         $     0.46         $     0.42
                                     ==========         ==========

Common shares used in basic
    earnings per share calculation   17,256,213         15,804,391

Common shares used in diluted
    earnings per share calculation   17,334,422         15,965,425

Dividends declared per common share  $   0.6150         $   0.6050
                                     ==========         ==========

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
                                   January 1, 2005   January 1, 2004
                                         to                  to
(dollars in thousands, except per   December 31,        December 31,
 share data)                            2005                2004
                                   ---------------   ----------------

Revenues:
  Rental income                     $   133,856        $   119,605
  Other operating income                  4,449              3,681
                                     ----------        -----------
     Total operating revenues           138,305            123,286

Expenses:
  Property operations and
   maintenance                           35,954             32,166
  Real estate taxes                      12,407             11,014
  General and administrative             12,863             11,071
  Depreciation and amortization          21,222             19,175
                                     ----------        -----------
     Total operating expenses            82,446             73,426
                                     ----------        -----------

Income from operations                   55,859             49,860

Other income (expense)
  Interest expense                      (20,229)           (18,128)
  Interest income                           487                301
  Minority interest - Operating
   Partnership                           (1,039)            (1,043)
  Minority interest - consolidated
   joint venture                           (490)              (499)
  Equity in income of joint ventures        202                207
                                     ----------        -----------

Income from continuing operations        34,790             30,698
  Income from discontinued operations         -              1,306
                                     ----------        -----------

Net Income                               34,790             32,004
   Redemption amount in excess of
    carrying value of Series B
    Preferred Stock                           -             (1,415)
Preferred stock dividends                (4,123)            (7,168)
                                     ----------        -----------
Net income available to common
 shareholders                        $   30,667        $    23,421
                                     ==========        ===========

Per common share - basic:
  Continuing operations              $     1.86        $      1.45
  Discontinued operations                     -               0.09
                                     ----------        -----------
    Earnings per common share -
     basic                           $     1.86        $      1.54
                                     ==========        ===========

Per common share - diluted:
  Continuing operations              $     1.85        $      1.44
  Discontinued operations                     -               0.09
                                     ----------        -----------
    Earnings per common share -
     diluted                         $     1.85        $      1.53
                                     ==========        ===========

Common shares used in basic
    earnings per share calculation   16,506,377         15,160,873

Common shares used in diluted
    earnings per share calculation   16,633,240         15,294,881

Dividends declared per common share  $   2.4400        $    2.4150
                                     ==========        ===========


COMPUTATION OF FUNDS FROM OPERATIONS (FFO) (1) - (unaudited)



                                 October 1, 2005      October 1, 2004
(dollars in thousands,                  to                  to
except share data)               December 31, 2005   December 31, 2004
                                 -----------------   -----------------

Net income                           $    8,533        $     7,962
Minority interest in income                 354                415
Depreciation of real estate and
 amortization of intangible
 assets exclusive of deferred
 financing fees                           5,540              5,037
Depreciation and amortization from
 unconsolidated joint ventures              125                123
Gain on sale of real estate                   -                (33)
Preferred dividends                        (628)            (1,256)
Funds from operations allocable to
 minority interest in Operating
 Partnership                               (378)              (372)
Funds from operations allocable to
 minority interest in
  Locke Sovran II, LLC                     (364)              (403)
                                     ----------         ----------
Funds from operations available to
 common shareholders                     13,182             11,473
FFO per share - diluted (a)          $     0.75        $      0.72

Common shares - diluted              17,334,422         15,965,425
Common shares if Series C Preferred
 Stock is converted                   1,134,420                 (a)
                                     ----------        -----------
Total shares used in FFO per share
 calculation (a)                     18,468,842         15,965,425



                                 January 1, 2005      January 1, 2004
(dollars in thousands,                  to                   to
 except share data)             December 31, 2005    December 31, 2004
                               ------------------    -----------------

Net income                           $   34,790         $   32,004
Minority interest in income               1,529              1,542
Depreciation of real estate and
 amortization of intangible assets
 exclusive of deferred financing
 fees                                    21,222             19,175
Depreciation of real estate included
 in discontinued operations                   -                 90
Depreciation and amortization from
 unconsolidated joint ventures              484                473
Gain on sale of real estate                   -             (1,137)
Redemption amount in excess of
 carrying value of Series B
 Preferred Stock                              -             (1,415)
Preferred dividends                      (4,123)            (7,168)
Funds from operations allocable to
 minority interest in
 Operating Partnership                   (1,519)            (1,333)
Funds from operations allocable to
 minority interest in
 Locke Sovran II, LLC                    (1,499)            (1,475)
                                      ----------         ----------
Funds from operations available
 to common shareholders                  50,884             40,756
FFO per share - diluted (a)         $      3.01        $      2.66

Common shares - diluted              16,633,240         15,294,881
Common shares if Series C
 Preferred Stock
 is converted                         1,636,594                 (a)
                                   ------------        -----------
Total shares used in FFO per share
 calculation (a)                     18,269,834         15,294,881

(1) We believe that Funds from Operations ("FFO") provides relevant and meaningful information about our operating performance that is necessary, along with net earnings and cash flows, for an understanding of our operating results. FFO adds back historical cost depreciation, which assumes the value of real estate assets diminishes predictably in the future. In fact, real estate asset values increase or decrease with market conditions. Consequently, we believe FFO is a useful supplemental measure in evaluating our operating performance by disregarding (or adding back) historical cost depreciation.

     Funds from operations is defined by the National Association of Real Estate Investment Trusts, Inc. ("NAREIT") as net income computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains or losses on sales of properties, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. We believe that to further understand our performance, FFO should be compared with our reported net income and cash flows in accordance with GAAP, as presented in our consolidated financial statements.

     Our computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our performance, as an alternative to net cash flows from operating activities (determined in accordance with GAAP) as a measure of our liquidity, or as an indicator of our ability to make cash distributions.

(a) Preferred stock dividends were excluded from the 2005 FFO per share calculation because of the dilutive effect of the Series C Convertible Preferred Stock under the "if converted" method. The Series C Convertible Preferred Shares are convertible into 1,134,420 common shares on a weighted basis for the quarter ended December 2005 and 1,636,594 on a weighted basis for the year ended December 2005. These shares have been added to the diluted shares outstanding to calculate the FFO per share in 2005. The "if converted" method was not used in 2004 FFO per share or the 2004 and 2005 earnings per share because it would have had an antidilutive effect on the per share calculations.



QUARTERLY SAME STORE DATA (2)      October 1,   October 1,
                                      2005        2004
                                       to          to
                                  December 31, December 31, Percentage
(dollars in thousands)                 2005       2004        Change
                                   ----------------------------------

Revenues:
  Rental income                      $ 34,135   $ 32,060       6.5%
  Other operating income                1,128      1,007      12.0%
                                      --------   -------- ---------
     Total operating revenues          35,263     33,067       6.6%

Expenses:
  Property operations, maintenance,
   and real estate taxes               12,180     11,057      10.2%
                                      --------   -------- ---------

Operating income                     $ 23,083   $ 22,010       4.9%

(2) Includes the 266 stabilized stores owned and/or managed by the Company for the entire periods presented.

YEAR TO DATE SAME STORE DATA (3)    January 1,  January 1,
                                       2005        2004
                                        to          to      Percentage
(dollars in thousands)             December 31, December 31,  Change
                                        2005        2004
                                   ----------------------------------

Revenues:
  Rental income                      $127,742   $121,233       5.4%
  Other operating income                4,065      3,484      16.7%
                                      --------   -------- ---------
     Total operating revenues         131,807    124,717       5.7%

Expenses:
  Property operations, maintenance,
   and real estate taxes               45,484     43,600       4.3%
                                      --------   -------- ---------

Operating income                     $ 86,323   $ 81,117       6.4%

(3) Includes the 261 stores owned and/or managed by the Company for the entire periods presented.



OTHER DATA
                                         Same Store (2)    All  Stores
                                    -------------------- -------------
                                          2005    2004    2005   2004
                                    -------------------- -------------

Weighted average quarterly occupancy      87.5%   84.9%   86.2%  84.4%

Occupancy at December 31                  87.0%   84.4%   85.7%  83.9%

Rent per occupied square foot            $9.78   $9.46   $9.82  $9.46


Investment in Storage Facilities:
----------------------------------------------------------
The following summarizes activity in storage facilities during the year ended December 31, 2005:

Beginning balance                                          $ 811,516
  Property acquisitions                                       65,001
  Improvements and equipment additions:
      Dri-guard / climate control installations                2,849
      Expansions                                               7,122
      Roofing, paving, painting, and equipment:
          Stabilized stores                                    5,896
          Recently acquired and Locke Sovran II stores         2,061
      Rental trucks                                              308
  Dispositions                                                  (773)
                                                           ----------
Storage facilities at cost at period end                   $ 893,980
                                                           ==========




                                           December 31,   December 31,
                                                2005          2004
                                           ---------------------------

Common shares outstanding at December 31     17,563,046    15,972,227
Operating Partnership Units outstanding at
 December 31                                    479,277       494,269


    CONTACT: Sovran Self Storage
             David Rogers or Diane Piegza
             716/633-1850